Exhibit 99.1

WCI Communities, Inc.®

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Full Year 2005 Earnings Up 54.9%

Financial Highlights:

•	Full year 2005 net income: $186.2 million – up 54.9%

•	Full year 2005 diluted EPS: $4.00 – up 52.7%

•	Excluding the effect of the $26.2 million pre-tax charge for early repayment of the company’s 10 5/8% senior subordinated notes, net income would have been reported as $202.1 million – up 68.1% over 2004 and diluted EPS would have been reported as $4.34—up 65.6% over 2004

•	Full year 2005 revenues: $2.60 billion – up 43.6%

•	Full year 2005 new orders: $2.25 billion - down 2.6%

•	Full year 2005 shareholders’ equity - up 18.4%

•	Fourth quarter net income: $54.6 million – down 7.3%

•	Fourth quarter diluted EPS: $1.20 - down 5.5%

•	Excluding the effect of the $21.9 million pre-tax charge for early repayment of the company’s 10 5/8% senior subordinated notes, net income would have been reported as $67.6 million – up 14.8% over 2004 and diluted EPS would have been reported as $1.49 – up 17.3% over 2004

•	Fourth quarter revenues: $843.4 million – up 14.6%

•	Fourth quarter new orders: $321.9 million – down 50.5%, due primarily to the effects of Hurricane Wilma and less product available for sale

•	Year-end backlog: $2.05 billion vs. $1.85 billion last year

•	Projected 2006 diluted EPS growth of $5.00 to $5.50, up 25% to 38%; previous guidance was $5.25 to $5.50

Bonita Springs, FL (February 10, 2006) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the fourth quarter and year ended 2005. For the twelve months ended December 31, 2005, net income rose 54.9% to $186.2 million compared with $120.2 million in 2004, while diluted earnings per share

Exhibit 99.1

(EPS) rose 52.7% to $4.00 from $2.62 a year ago. Excluding the $26.2 million pre-tax charge for the repurchase of the company’s 10 5/8% senior subordinated notes, net income rose 68.1% to $202.1 million and EPS totaled $4.34, an increase of 65.6% over 2004. Revenues for 2005 increased 43.6% to $2.60 billion from $1.81 billion. Overall company gross margin for 2005 was 23.5% versus 23.0% for 2004.

For the fourth quarter, net income was $54.6 million, down 7.3% from $58.9 million for the fourth quarter of 2004 and EPS decreased 5.5% to $1.20 from $1.27. Net income and EPS before the charges associated with the early repayment of the company’s 10 5/8% senior subordinated notes were up 14.8% and 17.3% to $67.6 million and $1.49 respectively over the same period last year. Revenues for the fourth quarter 2005 increased 14.6% to $843.4 million from fourth quarter 2004 revenues of $736.1 million. Overall company gross margin for the fourth quarter 2005 was 23.5% compared with 22.1% for the same period a year ago.

“WCI Communities delivered strong operating performance in 2005,” said Jerry Starkey, President and CEO of WCI Communities. “We accomplished significant growth in revenues, earnings, and shareholders’ equity, capitalizing on our traditional and tower homebuilding expertise and continuing to expand our geographic footprint across the U.S. East Coast. The year featured many accomplishments, including the successful integration of our newly-acquired Mid-Atlantic Division as well as the release of our first tower outside the state of Florida, in North Bergen, New Jersey, which has exceeded our expectations to date.”

Starkey continued, “For 2006, we have launched a new initiative focused on reducing our costs of production, centralizing our purchasing efforts in our Traditional Homebuilding Division and engaging in a more disciplined approach to managing our supply chain. While there is a general sentiment that pricing power has begun to soften in many markets, we believe this is temporary. We remain confident that the long-term impacts of the boomer generation demographics and the intergenerational transfer of wealth will drive growth in the homebuilding market over the next two decades in general, and more specifically, in WCI’s business, which serves this sector with primary/move-up, luxury/secondary, and active adult homes.”

For the year ended December 31, 2005, the aggregate value of Traditional and Tower Homebuilding orders declined 2.6% over the same period a year ago to $2.25 billion while the number of unit orders

Exhibit 99.1

declined 27.3% to 2,761. For the full year 2005, the average price of Traditional and Tower Homebuilding orders combined rose 34.3% to $815,000, reflecting strong pricing power and a greater percentage of tower orders in the overall mix as well as mix changes in Traditional Homebuilding orders, including contributions from the company’s new Mid-Atlantic Division. The aggregate value of new Traditional and Tower Homebuilding orders for the fourth quarter declined 50.5% versus the same period a year ago, to $321.9 million, while the number of unit orders declined 69.1% to 334. For the fourth quarter, the average price of Traditional and Tower Homebuilding orders combined rose 60.1% to $964,000 on higher average sales prices for both Traditional and Tower Homebuilding product. The company’s combined Traditional and Tower Homebuilding backlog ended the year at $2.05 billion, up 10.8% from the $1.85 billion reported a year earlier.

Starkey added, “Over the past five years, the value of WCI’s new orders has grown at an annualized rate of over 20%. We had announced previously that we expected to fall short of that average and report lower orders for the fourth quarter of 2005 and the first quarter of 2006, versus prior year periods, due to inventory shortages brought on by permitting delays. The overall impact of Hurricane Wilma on our South Florida traffic during the fourth quarter was a major factor in the greater than expected decline in orders for the quarter and year. The storm impacted both the East and West coasts of Florida. In some locations, WCI’s sales centers were closed for up to two weeks due to a lack of power and gasoline shortages affecting the company’s employees and customers. Once the sales centers reopened, the impact of the storm lingered as some buyers chose to delay their visits to Florida while Collier, Lee, Dade, Broward and Palm Beach counties were cleaned up. Many local residents who would have otherwise been shopping for a new home were focused on resolving damage to their own homes in these markets through the end of the year. As a result, traffic and orders subsequent to the storm have been weaker than expected throughout WCI’s Florida communities, and in our Prudential Florida WCI real estate brokerage business.”

Starkey went on to say, “As we move into 2006, we expect that we will see improvement to our Florida traffic patterns and are optimistic that by the end of the year our annual order growth will return to historic levels of 20% or more. With 10 to 12 new traditional communities and 15 to 17 new towers opening for sale during 2006, we expect that the activity generated from these new projects will contribute 30% to 40% of our overall orders for the year. Much of this order growth is expected to occur in the second half of 2006, when the majority of the new communities are expected to open and therefore, will have only a small impact on 2006 projected earnings. From a revenue and earnings

Exhibit 99.1

standpoint, we started 2006 in a strong position with 60% - 65% of our projected Traditional Homebuilding and Tower Homebuilding revenue in backlog. We are widening the range of our 2006 EPS guidance to $5.00 to $5.50 from $5.25 to $5.50 to reflect the uncertainty caused by lower than expected traffic and sales experienced in the fourth quarter of 2005 and year-to-date 2006.”

Traditional Homebuilding

For the year ended December 31, 2005, Traditional Homebuilding revenues rose 56.7% to $1.21 billion from $774.3 million for 2004. The company closed 2,346 homes compared with 1,663 for the same period a year ago. Gross margin as a percentage of revenue increased to 19.1% vs. 18.3% for 2004. 2005 margins reflect greater interest in cost of sales, a result of a change in the company’s interest capitalization methodology implemented in the second quarter of 2005. The additional capitalized interest included in cost of sales reduced the gross margin percentage of revenues for 2005 by approximately 90 basis points compared to the prior year. The gross margin impact from purchase accounting adjustments related to the Northeast and Mid-Atlantic acquisitions was approximately 110 basis points for the year ended December 31, 2005 compared with approximately 180 basis points in the same period a year ago. For 2006, the company expects Traditional Homebuilding gross margins to range between 23% to 24%.

Fourth quarter 2005 revenues in the Traditional Homebuilding Division were $442.6 million, up 14.0% from the $388.1 million posted in the fourth quarter of 2004. Fourth quarter unit deliveries totaled 859 compared with 791 during the same period last year. An additional 246 closings, with a value of $183.2 million, originally projected to close during the quarter were pushed into 2006 due to Hurricane Wilma. Gross margins increased to 21.3% from 18.1% in the same period a year ago, due to higher sales prices and improvements in the management of home construction costs, partially offset by a reduction of 90 basis points due to the additional capitalized interest included in cost of sales.

For 2005, the value of Traditional Homebuilding orders rose 5.2% to $1.21 billion while the number of orders declined 32.5%. The average sales price for Traditional Homebuilding orders for 2005 was $675,000 compared with $432,000 in 2004. The value of Traditional Homebuilding orders for the fourth quarter 2005 declined 45.9% to $180.6 million, while the number of unit orders declined 70.2% to 212 due to the impact of Hurricane Wilma and less product available for sale. Two communities that accounted for 20% of total orders in the fourth quarter of 2004, were essentially sold out, ahead of schedule, by the beginning of the fourth quarter of 2005. New communities slated to replace them are not expected to open for sales until the second and third quarters of 2006. Traditional Homebuilding backlog ended the year at $1.19 billion, up 19.0% over 2004’s $1.00 billion.

Exhibit 99.1

Tower Homebuilding

For 2005, revenues in the Tower Homebuilding Division jumped 27.2% to $1.04 billion from $817.4 million a year ago, as 29 towers were under construction and recognizing revenue during 2005 versus 23 during 2004. Gross margin as a percentage of revenue declined to 26.6% from 30.0% in 2004, due principally to changes in the mix of units sold and as a result of the interest capitalization change implemented in the second quarter 2005, which reduced the gross margin percentage of revenues for 2005 by approximately 108 basis points compared to the prior year. Gross margin as a percent of revenue for the Tower Homebuilding Division is expected to range from 25% to 28% for 2006.

Fourth quarter 2005 revenues for the Tower Homebuilding Division rose 16.0% to $339.3 million from $292.4 million in the fourth quarter of 2004. Seven towers began recognition of revenue during the quarter. Overall, 25 towers were under construction and recognizing revenue during the quarter compared with 17 in the same period a year ago. During the period, 12 finished inventory units were sold, leaving 16 finished inventory units available at year-end, down from 85 available at the end of 2004. Gross margin as a percentage of revenue decreased to 27.8% from 28.6% in the same period last year, as cost savings and adjustments related to towers completed or under construction totaling $7.4 million was mostly offset by additional capitalization and relief of interest of $6.1 million due to the change in the interest capitalization methodology, which reduced the gross margin by 180 basis points.

Tower Homebuilding unit orders for 2005 decreased 10.3% in value and 15.3% in units to $1.04 billion and 966, respectively. The average sales price for Tower Homebuilding units sold in 2005 was $1.1 million compared with $1.0 million in 2004. The value of new tower orders for the quarter decreased 55.4% to $141.3 million on a 67.0% decrease in unit orders, to 122 units, as only one tower was initially converted to contract during the quarter versus five in the fourth quarter of 2004. Also, fewer finished inventory units and units pending or under construction were available for sale compared with the prior year period. The average sales price for Tower Homebuilding units sold in the fourth quarter of 2005 was $1.2 million compared with $856,000 in the fourth quarter 2004. Tower Homebuilding backlog totaled $857.9 million, a 0.6% decrease over the $852.6 million backlog at the end of 2004.

Exhibit 99.1

Real Estate Services

For the year ended December 31, 2005, Real Estate Services Division revenues totaled $156.7 million, up 15.8% from the $135.3 million recorded for the year ended December 31, 2004. Gross margin as a percentage of revenue over the period decreased to 15.5% from 16.0% in the same period a year ago, largely due to the impacts and delays caused by Wilma in the fourth quarter.

Fourth quarter 2005 Real Estate Services Division revenues totaled $28.2 million, down 11.0% from $31.7 million recorded for the fourth quarter of 2004. Fourth quarter 2005 gross margin as a percentage of revenue decreased to 7.4% from 15.8% in the same period a year ago. The decline in revenues and gross margin percentage experienced in the fourth quarter of 2005 versus the prior year period is principally due to the slowdown of the markets in the Southwest and Southeast regions of Florida subsequent to Hurricane Wilma.

Other Items

The Amenities Division experienced a loss of $3.8 million for the full year, but broke even for the fourth quarter. Both periods experienced an increase in membership sales and revenues, offset by higher operating expenses.

Land sale revenues for 2005 totaled $110.3 million, including revenues of $9.4 million in the fourth quarter, compared with revenues of $20.9 million and $8.0 million, respectively, for the full year and fourth quarter periods of 2004. Other income for 2005 totaled $10.8 million, including a profit of $4.9 million from the fourth quarter sale of two amenity properties and an office building.

Hurricane expenses, net of recoveries, for 2005 totaled $4.3 million. In total, $13.2 million of hurricane expenses, including $12.0 million recorded in the fourth quarter principally related to Hurricane Wilma, were partially offset by $8.9 million in hurricane recoveries from storms in 2004, including $5.0 million recovered in the fourth quarter of 2005. The company anticipates that additional recoveries from Hurricane Wilma and Hurricane Ivan will be recognized in 2006, although the amount of those recoveries is uncertain at this time.

Interest expense for the year ended December 31, 2005 was $35.8 million compared with $43.4 million in 2004 and fourth quarter interest expense declined to $10.8 million from $ 13.2 million in the same period a year ago. Both declines were due to increased interest capitalization resulting from the revisions to the company’s capitalized interest calculations, which occurred in the second quarter of 2005 and resulted in more interest being included in cost of goods sold.

Exhibit 99.1

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for 2005 was 8.8%, down from 10.1% in 2004. For the fourth quarter 2005, SG&A was 7.8%, compared with 7.4% in the fourth quarter of the previous year.

Cash Flow/Financial Position/Balance Sheet

For the year ended December 31, 2005, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $8.9 million compared with cash used of $121.9 million in the same period a year ago. Excluding land purchases of approximately $159.9 million, operating activities provided net cash flow of approximately $151.0 million.

During 2005, the company repurchased $52.4 million of a total of $350 million of its 10 5/8% senior subordinated notes due February 2011 in the open market, including $4.0 million in the fourth quarter, and initiated a tender offer in the fourth quarter of 2005, repurchasing $292.2 million of the same issue. The charge for the early retirement of this debt reduced EPS by $0.29 and $0.34 for the quarter and year respectively. There remains $5.4 million of the issue outstanding, which is callable in February 2006.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $833.6 million at December 31, 2005 based upon the maximum amount available to borrow under the company’s senior unsecured revolving credit facility of $875 million. The ratio of net debt to net capitalization of 55.1% was little changed compared with 54.8% at December 31, 2004.

Guidance

For 2006, the company projects the following:

•	Total revenues of $3.0 to $3.3 billion

•	EPS of $5.00 to $5.50, which includes approximately $0.15 of impact from the implementation of FAS 123R, the expensing of stock–based compensation

•	Earnings for the first three quarters of 2006 to range between $0.85 to $0.95 per quarter

•	Traditional Homebuilding Division gross margins between 23% and 24%

•	Tower Homebuilding Division gross margins between 25% and 28%

Exhibit 99.1

•	Aggregate Traditional and Tower Homebuilding order value and unit growth of 20% or more; first quarter orders down due to timing of traditional and tower product releases

•	Begin selling in 10 to 12 new Traditional Homebuilding communities with a projected build-out of over 5,000 units

•	Release 15 to 17 towers with a projected sell-out value of $1.4 billion to $1.6 billion

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 5158289. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the low-$200,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

###

For more information about WCI and its residential communities visit

www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors.

Exhibit 99.1

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Exhibit 99.1

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
Assets

Cash and cash equivalents	$52,584	$61,992
Contracts receivable	1,123,509	758,406
Real estate inventories	1,687,852	1,477,966
Property and equipment	208,205	176,589
Other assets	347,774	417,458

Total assets	$3,419,924	$2,892,411

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$1,008,565	$854,311

Debt obligations:
Senior unsecured credit facility	94,050	190,730
Senior unsecured term note	300,000	—
Mortgages and notes payable	203,214	150,238
Senior subordinated notes	530,473	678,321
Junior subordinated notes	100,000	—
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,352,737	1,144,289

Total shareholders’ equity	1,058,622	893,811

Total liabilities and shareholders’ equity	$3,419,924	$2,892,411

Other Balance Sheet Data
Debt	$1,352,737	$1,144,289
Shareholders’ equity	1,058,622	893,811

Capitalization	$2,411,359	$2,038,100

Ratio of debt to capitalization	56.1%	56.1%

Debt, net of cash and cash equivalents	$1,300,153	$1,082,297
Shareholders’ equity	1,058,622	893,811

Capitalization, net of cash and cash equivalents	$2,358,775	$1,976,108

Ratio of net debt to net capitalization	55.1%	54.8%

Exhibit 99.1

WCI Communities, Inc.

Selected Revenues and Earnings Information

(in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
REVENUES
Homebuilding:
Homes	$440,952	$379,834	$1,181,678	$753,328
Lots	1,633	8,257	31,328	21,011

Total traditional	442,585	388,091	1,213,006	774,339
Towers	339,312	292,379	1,035,747	817,356

Total homebuilding	781,897	680,470	2,248,753	1,591,695
Real estate services	28,226	31,724	156,740	135,321
Amenity membership and operations	21,804	14,138	78,618	51,433
Land sales	9,431	7,981	110,330	20,898
Other	2,046	1,743	7,369	6,270

Total revenues	843,404	736,056	2,601,810	1,805,617

GROSS MARGIN
Homebuilding:
Homes	93,900	67,946	222,854	135,376
Lots	463	2,156	8,628	6,250

Total traditional	94,363	70,102	231,482	141,626
Towers	94,449	83,638	275,705	245,288

Total homebuilding	188,812	153,740	507,187	386,914
Real estate services	2,091	5,008	24,271	21,652
Amenity membership and operations	25	(1,607)	(3,796)	(3,486)
Land sales	7,292	5,422	84,513	9,528
Other	(250)	89	(111)	53

Total gross margin	197,970	162,652	612,064	414,661

OTHER INCOME AND EXPENSES
Equity in losses from joint ventures	558	593	1,386	1,206
Other income	(5,887)	(5,089)	(10,804)	(26,250)
Hurricane losses (recoveries), net	6,688	(4,345)	4,324	1,236
Selling, general and administrative, including real estate taxes, net	65,686	54,530	228,977	182,815
Depreciation and amortization	4,354	3,748	16,037	13,717
Interest expense, net	10,800	13,239	35,816	43,443
Expenses related to early repayment of debt	21,872	—	26,167	—

Income before minority interests and income taxes	93,899	99,976	310,161	198,494
Minority interests	2,563	3,349	4,537	1,204
Income tax expense	36,777	37,758	119,474	77,087

Net income	$54,559	$58,869	$186,150	$120,203

EARNINGS PER SHARE
Basic	$1.23	$1.32	$4.15	$2.72
Diluted	$1.20	$1.27	$4.00	$2.62

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,330	44,558	44,805	44,219
Diluted	45,486	46,194	46,579	45,859

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$30,456	$21,537	$106,859	$81,448
Interest included in cost of sales	$26,847	$11,121	$73,070	$29,447

Exhibit 99.1

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the twelve months ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$186,150	$120,203
Increase in real estate inventories	(58,288)	(212,611)
Increase in contracts receivable	(365,103)	(211,710)
Increase in customer deposits	70,227	146,039
Decrease (increase) in restricted cash	51,591	(53,280)
Increase in accounts payable and other liabilities	23,518	22,441
All other	82,960	67,056

Net cash used in operating activities	(8,945)	(121,862)

Cash flows from investing activities:
Net cash paid for acquisition	(136,558)	(53,517)
Other	(27,333)	(38,219)

Net cash used in investing activities	(163,891)	(91,736)

Cash flows from financing activities:
Net borrowings under debt obligations	184,230	222,304
All other	(20,802)	(5,070)

Net cash provided by financing activities	163,428	217,234

Net (decrease) increase in cash and cash equivalents	$(9,408)	$3,636

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(8,945)	$(121,862)
Interest expense, net	35,816	43,443
Interest included in cost of sales	73,070	29,447
Expenses related to early repayment of debt	26,167	—
Income tax expense	119,474	77,087
Depreciation and amortization	16,037	13,717
Increase in real estate inventories	58,288	212,611
Increase in contracts receivable	365,103	211,710
Increase in customer deposits	(70,227)	(146,039)
(Decrease) increase in restricted cash	(51,591)	53,280
Increase in accounts payable and other liabilities	(23,518)	(22,441)
All other	(82,960)	(67,056)

Total EBITDA	$456,714	$283,897

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

Exhibit 99.1

WCI Communities, Inc.

Homebuilding Operational Data

(in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
Combined Traditional and Tower Homebuilding
*Homes Closed (Units)	1,026	866	2,909	2,194
Net New Orders (Units)	334	1,081	2,761	3,798
Contract Values of New Orders	$321,921	$650,528	$2,250,591	$2,306,610
Average Selling Price Per New Order	$964	$602	$815	$607

Traditional Homebuilding
Average Selling Price Per Home Closed	$513	$480	$504	$453
Homes Closed (Units)	859	791	2,346	1,663
Net New Orders For Homes (Units)	212	711	1,795	2,658
Contract Values of New Orders	$180,616	$333,670	$1,211,531	$1,148,697
Average Selling Price Per New Order	$852	$469	$675	$432

Tower Homebuilding
*Homes Closed (Units)	167	75	563	531
Net New Orders (Units)	122	370	966	1,140
Contract Values of New Orders	$141,305	$316,858	$1,039,060	$1,157,913
Average Selling Price Per New Order	$1,158	$856	$1,076	$1,016

	December 31,
	2005	2004
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding	$2,049,377	$1,854,183

Traditional Homebuilding
Backlog (Units)	1,697	2,109
Backlog Contract Values	$1,191,439	$1,001,618
Active Selling Communities at the end of the Period	30	20

Tower Homebuilding
Cumulative Units in Backlog	1,870	1,467
Cumulative Contract Values	$1,987,107	$1,616,998
Less: Cumulative Revenues Recognized	(1,129,169)	(764,433)

Backlog Contract Values	$857,938	$852,565

Towers under construction during the period recognizing revenue	29	23

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.